UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2007

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-17017 (Commission File Number)	74-2487834 (IRS Employer Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 338-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
 ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 — Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
Special Note — This report contains forward-looking statements that are based on our current expectations. Actual results may differ materially from those expressed or implied by those forward-looking statements because of a number of risks and uncertainties. See “Disclosures About Forward-Looking Statements” below.
(a) As we announced on August 17, 2006, the Audit Committee of our Board of Directors has been conducting an independent investigation into certain of our accounting and financial reporting practices. That investigation has been completed, and the investigator has reported the results to the Audit Committee. As a result of issues identified in that investigation, as well as issues identified in additional reviews and procedures conducted by management (all as discussed below), the Audit Committee, in consultation with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, concluded on August 13, 2007 that our previously issued financial statements for fiscal 2003, 2004, 2005 and 2006 (including the interim periods within those years), and the first quarter of fiscal 2007 (collectively, the “Restatement Period”), should no longer be relied upon because of certain accounting errors and irregularities in those financial statements. Accordingly, we will restate our previously issued financial statements for those periods. See “Expected Impact of the Restatement” below.
As described below, the Audit Committee investigation began as a result of concerns raised by documents and information discovered in the course of responding to requests from the Division of Enforcement of the United States Securities and Exchange Commission (the “SEC”) in connection with an investigation into certain of our accounting and financial reporting practices. While the restatement will address all of the issues identified in the Audit Committee investigation and in the additional reviews conducted by management, the SEC’s investigation is ongoing, and there can be no assurance that there will not be additional issues or matters arising from that investigation.
Audit Committee Independent Investigation
Background
In August 2005, the SEC’s Division of Enforcement notified us that it had commenced an investigation of the company and was seeking documents and information regarding certain of our accounting and financial reporting practices. Over the course of several months, we produced documents and provided information in response to the SEC’s initial request and subsequent requests.
In June 2006, the SEC sent us an additional request for documents and information that appeared to expand the scope of the investigation, with respect to both issues and periods. As documents and information were collected in response to this additional request, our management was made aware of information that raised significant accounting and financial reporting concerns, including whether accruals, reserves and other balance sheet items had been recorded and reported properly. After evaluating this information and in consultation with PricewaterhouseCoopers LLP, management determined that the identified issues warranted an independent investigation and recommended such to the Audit Committee of our Board of Directors.
On August 16, 2006, the Audit Committee, acting on management’s recommendation, approved the initiation of an independent investigation. To conduct the investigation, the Audit Committee engaged Willkie Farr & Gallagher LLP (“Willkie Farr”) to lead the investigation as independent legal counsel to the Audit Committee. Willkie Farr in turn engaged KPMG LLP (“KPMG”) to serve as its independent forensic accountants.
Scope of the Investigation
The scope of the investigation was determined by Willkie Farr, in consultation with the Audit Committee and KPMG. The investigation involved a program of forensic analysis and inquiry directed to aspects of our accounting and financial reporting practices throughout the world, and evaluated aspects of our historical accounting and financial reporting practices since fiscal 2002 and, with respect to certain issues, prior fiscal years.
Willkie Farr and KPMG assembled an investigative team that ultimately consisted of more than 375 professionals, including more than 125 lawyers and 250 accountants. Investigative teams were deployed in our three geographic regions — Americas (including our corporate functions); Europe, Middle East and Africa (EMEA); and Asia-Pacific and Japan (APJ). Information and documents were gathered from company personnel worldwide. Using proprietary search software, the investigative team evaluated over five million documents. Investigative counsel also conducted 233 interviews of 146 individuals, and the KPMG accountants, in connection with their forensic work, conducted numerous less formal discussions with various company employees. In addition, using a proprietary software tool designed to identify potentially questionable journal entries based on selected criteria (for example, entries made late in the quarterly close process, entries containing round dollar line items between $3 million and $50 million, and liability-to-liability transfers), KPMG selected and reviewed in excess of 2,600 journal entries that were highlighted by the tool or specifically identified by the forensic teams investigating specific issues.
Summary of Investigation Findings
The investigation raised questions relating to numerous accounting issues, most of which involved adjustments to various reserve and accrued liability accounts, and identified evidence that certain adjustments appear to have been motivated by the objective of attaining financial targets. According to the investigation, these activities typically occurred in the days immediately following the end of a quarter, when the accounting books were being closed and the results of the quarter were being compiled. The investigation found evidence that, in that timeframe, account balances were reviewed, sometimes at the request or with the knowledge of senior executives, with the goal of seeking adjustments so that quarterly performance objectives could be met. The investigation concluded that a number of these adjustments were improper, including the creation and release of accruals and reserves that appear to have been made for the purpose of enhancing internal performance measures or reported results, as well as the transfer of excess accruals from one liability account to another and the use of the excess balances to offset unrelated expenses in later periods. The investigation found that sometimes business unit personnel did not provide complete information to corporate headquarters and, in a number of instances, purposefully incorrect or incomplete information about these activities was provided to internal or external auditors.
The investigation identified evidence that accounting adjustments were viewed at times as an acceptable device to compensate for earnings shortfalls that could not be closed through operational means. Often, these adjustments were several hundred thousand or several million dollars, in the context of a company with annual revenue of between $35 billion and $56 billion and annual net income of between $2.1 billion and $3.6 billion for the periods in question. Nevertheless, the errors and irregularities identified in the course of the investigation revealed deficiencies in our accounting and financial control environment that require corrective and remedial actions. For a description of the control deficiencies identified by management as a result of the investigation and our internal reviews described below, as well as management’s plan to remediate those deficiencies, see “Control Deficiencies” and “Remediation Plan” below.
Other Company Identified Adjustments
Concurrently with the investigation, we also conducted extensive internal reviews for the purpose of the preparation and certification of our fiscal 2007 financial statements and our assessment of internal control over financial reporting. Our procedures included expanded account reviews and expanded balance sheet reconciliations to ensure all accounts were fully reconciled, supported and appropriately documented. We also implemented improvements to our quarterly and annual accounting close process to provide for more complete review of the various business unit financial results. These additional reviews identified issues involving, among other things, revenue recognition in connection with sales of third party software, amortization of revenue related to after-point-of-sale extended warranties, and accounting for certain vendor reimbursement agreements.
Expected Impact of the Restatement
The restatement will correct the accounting errors and irregularities that have been identified through the Audit Committee investigation and by management as a result of its additional reviews. The accounting errors and irregularities that will be corrected are significant because of the combination of the number of issues identified, the qualitative nature of many of the issues, and in some cases, the dollar amounts involved. Many of the adjustments offset each other during the Restatement Period, and most relate to the timing of the recognition of income and expenses. Consequently, subject to the qualifications set forth below, we currently expect that the restatement will have the following effects. References below to annual and quarterly periods are to the annual and quarterly periods within the Restatement Period.
•	Net revenue for each annual period is expected to be reduced by an amount that is less than 1% of the amount previously reported for that annual period. The adjustments to net revenue for the quarterly periods will vary, with the adjustments expected to increase net revenue in certain quarters and reduce net revenue in others. The largest percentage changes in quarterly net revenue are expected to be in the fourth quarter of fiscal 2003 and the second quarter of fiscal 2004, each with expected reductions of 2% or less. All other quarterly net revenue changes are expected to be less than 1% of the amount previously reported.
•	The cumulative change to net income for the Restatement Period is expected to be a reduction of between $50 million and $150 million (compared to previously reported net income of over $12 billion for the Restatement Period), and the cumulative change to EPS for the Restatement Period is expected to be a reduction of $0.02 to $0.07 (compared to previously reported EPS of $4.78 over the Restatement Period). Most of these reductions relate to the timing of net income that would or will be recognized in periods before and after the Restatement Period. Net income and EPS for three of the four annual periods are expected to be reduced by amounts ranging from approximately 0.5% to 5% of the amounts previously reported, while net income and EPS for the remaining annual period (fiscal 2006) are expected to be increased by approximately 1%. The changes to net income and EPS for the quarterly periods will vary, with the adjustments expected to increase net income and EPS in some quarters and reduce net income and EPS in others. The largest percentage changes in quarterly net income and EPS are expected to be in the first quarter of fiscal 2003 and the second quarter of fiscal 2004, each with expected reductions of between 10% and 13%; the fourth quarter of fiscal 2005, with an expected reduction of approximately 7%; and the second quarter of fiscal 2005 and the third and fourth quarters of fiscal 2006, each with an expected increase ranging from approximately 5% to 7%. Net income and EPS for each of the other quarters are expected to change by 5% or less.
•	The adjustments are not expected to have a material impact on the current balance sheet. The adjustments to the balance sheet for the annual periods within the Restatement Period are expected to increase total assets by 1% or less and increase total liabilities by approximately 1%. The opening balance sheet for fiscal 2003 will include a cumulative adjustment to retained earnings reflecting principally the shift of net income from the Restatement Period into periods prior to fiscal 2003. Furthermore, the adjustments are not expected to have a material impact on cash flows during the Restatement Period and are not expected to have a significant effect on the reported results of future operations.
We plan to present the restated financial statements in two filings: an amendment to our Quarterly Report on Form 10-Q for the first quarter of fiscal 2007, and our Annual Report on Form 10-K for fiscal 2007. We currently expect to file these documents, along with the Quarterly Reports on Form 10-Q for the second and third quarters of fiscal 2007, with the SEC by the first week of November 2007. We also expect to file our Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2008 at that time or shortly thereafter.
We have not filed annual or quarterly periodic reports since we filed our Quarterly Report on Form 10-Q for the first quarter of fiscal 2007. Since that time, we have periodically issued preliminary unaudited financial information. We expect that the reports described above, when filed, will show changes from the preliminary unaudited financial information we previously released. In the case of the second, third and fourth quarters of fiscal 2007, we expect the changes in net income and EPS to be in the range of 7% to 10%, with the second and third quarters showing reductions and the fourth quarter showing increases. These changes result from the carryover effect of adjustments made during the Restatement Period, as well as the effect of subsequent events that have occurred since we released the preliminary financial information for those quarters.
The Audit Committee and management have discussed the matters disclosed in Item 4.02(a) of this report with PricewaterhouseCoopers LLP, our independent registered public accounting firm.
The above statements regarding the expected impact of the restatement and the expected timing of our filings constitute forward-looking statements that are based on our current expectations. The final amounts and the detailed presentation of the restatement will be included in our upcoming filings after we have completed our work on the restatement, PricewaterhouseCoopers LLP has completed its review of the investigation and its audit work, and the Audit Committee has completed its final review of the investigation and the financial statements for the Restatement Period. There can be no assurance that this information will not change, possibly materially, before we file the restated financial statements. See “Disclosures About Forward-Looking Statements” below.
Control Deficiencies
As a result of our review of the accounting issues identified in the investigation, as well as the other issues identified by management in its internal reviews, we have identified the following deficiencies in our accounting and financial reporting controls:

•	Control environment — We did not maintain an effective control environment. Specifically:
•	We did not maintain a tone and control consciousness that consistently emphasized strict adherence to generally accepted accounting principles (“GAAP”). This control deficiency resulted in an environment in which accounting adjustments were viewed at times as an acceptable device to compensate for operational shortfalls, which in certain instances led to inappropriate accounting decisions and entries that appear to have been largely motivated to achieve desired accounting results and, in some instances, involved management override of controls. In a number of instances, information critical to an effective review of transactions and accounting entries was not disclosed to internal and external auditors.

•	We did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of GAAP commensurate with our financial reporting requirements and business environment.
The control environment, which is the responsibility of senior management, sets the tone of the organization, influences the control consciousness of its people, and is the foundation for all other components of internal control over financial reporting. The inadequate control environment contributed to the deficiencies in our period-end financial reporting process described below.
•	Period-end financial reporting process — We did not maintain effective controls over the period-end reporting process, including controls with respect to the review, supervision, and monitoring of accounting operations. Specifically:
•	Journal entries, both recurring and nonrecurring, were not always accompanied by sufficient supporting documentation and were not adequately reviewed and approved for validity, completeness and accuracy;

•	Account reconciliations over balance sheet accounts were not always properly and timely performed, and the reconciliations and their supporting documentation were not consistently reviewed for completeness, accuracy and timely resolution of reconciling items; and

•	We did not design and maintain effective controls to ensure the completeness, accuracy and timeliness of the recording of accrued liabilities, reserves and operating expenses, primarily related to our accrued warranty obligations, goods and services received but not invoiced, customer rebates and nonproduction operating expenses.
We currently expect that our annual and quarterly reports to be filed will include a determination by management that our disclosure controls and procedures were not effective and, in the case of the annual report, that these control deficiencies constituted material weaknesses in our internal control over financial reporting.
Remediation Plan
Our management, under new leadership as described below, has been actively engaged in the planning for, and implementation of, remediation efforts to address the control deficiencies, as well as other identified areas of risk. These remediation efforts, outlined below, are intended both to address the identified control deficiencies and to enhance our overall financial control environment. In January 2007, Michael S. Dell re-assumed the position of Chief Executive Officer and Donald J. Carty assumed the position of Chief Financial Officer. The design and implementation of these and other remediation efforts are the commitment and responsibility of this new leadership team.
•	Our new leadership team, together with other senior executives, are committed to achieving and maintaining a strong control environment, high ethical standards and financial reporting integrity. This commitment will be communicated to and reinforced with every Dell employee and to external stakeholders. This commitment is accompanied by a renewed management focus on decision-making and processes that are intended to achieve maximum shareholder value over the long-term and a decreased focus on short-term, quarter-by-quarter operating results.
•	As a result of the initiatives already underway to address the control deficiencies described above, we have effected personnel changes in our accounting and financial reporting functions, and there will likely be additional changes as we proceed. Consequently, many of the employees involved in the accounting processes in which errors were made are no longer involved in the accounting or financial reporting function. In addition, we have taken, or will take, appropriate remedial actions with respect to certain employees, including terminations, reassignments, reprimands, increased supervision, training, and imposition of financial penalties in the form of compensation adjustments.
•	We are in the process of reorganizing the Finance Department, segregating accounting and financial reporting responsibility from planning and forecasting responsibility, with a renewed commitment to accounting and financial reporting integrity. We have appointed a new Chief Accounting Officer and have strengthened that position, making it directly responsible for all accounting and financial reporting functions worldwide. In addition, we are implementing personnel resource plans, and training and retention programs, that are designed to ensure that we have sufficient personnel with knowledge, experience and training in the application of GAAP commensurate with our financial reporting requirements.
•	We will continue our efforts to establish or modify specific processes and controls to provide reasonable assurance with respect to the accuracy and integrity of accounting entries and the appropriate documentation, review and approval of those entries. These efforts include:
•	Centralization of the development, oversight and monitoring of accounting policies and standardized processes in all critical accounting areas, including areas involving management judgment and discretion;

•	Implementation and clarification of specific accounting and finance policies, applicable worldwide, regarding the establishment, increase and release of accrued liability and other balance sheet reserve accounts;

•	Creation of a revenue recognition accounting resource function to coordinate complex revenue recognition matters and to provide oversight and guidance on the design of controls and processes to enhance and standardize revenue recognition accounting procedures;

•	Improving the processes and procedures around the completion and review of quarterly management representation letters, in which our various business and finance leaders make full and complete representations concerning, and assume accountability for, the accuracy and integrity of their submitted financial results;

•	Extending the time between the end of a financial reporting period and the public release of financial and operating data with respect to that period, giving our accounting organization more time to appropriately process the close of the accounting records and analyze the reported results prior to public announcement;

•	Enhancing the development, communication and monitoring of processes and controls to ensure that appropriate account reconciliations are performed, documented and reviewed as part of standardized procedures; and

•	Increasing the focus by the internal audit function and the Chief Accounting Officer on the review and monitoring of key accounting processes, including journal entries and supporting documentation, revenue recognition processes, account reconciliations and management representation letter controls and processes.
•	We will implement company-wide training (led by the Chief Accounting Officer and other finance executives with appropriate accounting expertise) to enhance awareness and understanding of standards and principles for accounting and financial reporting. This training will include:
•	Development and communication of an accounting code of conduct that will serve as a set of guiding principles emphasizing our commitment to accounting and financial reporting integrity, as well as transparency and robust and complete communications with, and disclosures to, internal and external auditors;

•	Comprehensive programs for all finance personnel globally (with initial focus on personnel directly responsible for accounting and financial reporting) covering all fundamental accounting and financial reporting matters, including accounting policies, financial reporting requirements, income statement classification, revenue recognition, vendor funding, accounting for reserves and accrued liabilities, and account reconciliation and documentation requirements; and

•	Appropriate programs for other company personnel, including senior management, to emphasize the importance of accounting and financial reporting integrity.

•	We will invest in the design and implementation of additional and enhanced information technology systems and user applications commensurate with the complexity of our business and our financial reporting requirements. It is expected that these investments will improve the reliability of our financial reporting by reducing the need for manual processes, subjective assumptions and management discretion; by reducing the opportunities for errors and omissions; and by decreasing our reliance on manual controls to detect and correct accounting and financial reporting inaccuracies.
•	We will reemphasize and invigorate our communications to all Dell employees regarding the availability of our Ethics Hotline, through which employees at all levels can anonymously submit information or express concerns regarding accounting, financial reporting or other irregularities they have become aware of or have observed. In addition, these communications will emphasize the existence and availability of other reporting avenues or forums for all employees, such as their management chain, their Human Resources representatives, the Ethics Office, the Ombudsman’s Office, the Legal Department, and direct contact with the Chief Financial Officer or the Audit Committee.
The Audit Committee has directed management to develop a detailed plan and timetable for the implementation of the foregoing remedial measures (to the extent not already completed) and will monitor their implementation. In addition, under the direction of the Audit Committee, management will continue to review and make necessary changes to the overall design of our internal control environment, as well as policies and procedures to improve the overall effectiveness of internal control over financial reporting.
We believe the remediation measures described above will remediate the control deficiencies we have identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures. As we continue to evaluate and work to improve our internal control over financial reporting, we may determine to take additional measures to address control deficiencies or determine to modify, or in appropriate circumstances not to complete, certain of the remediation measures described above.
Disclosures About Forward-Looking Statements
This report contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Report Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “potential” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding expected materiality or significance, the quantitative effects of the restatement, and any anticipated conclusions of the company, the Audit Committee or management.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, as well as our expectations regarding materiality or significance, the restatement’s quantitative effects, the effectiveness of our disclosure controls and procedures, and our deficiencies in internal control over financial reporting to differ materially from those in the forward-looking statements. These factors include the risk that additional information may arise from the final conclusion of the investigation, the preparation of our restated financial statements or other subsequent events that would require us to make additional adjustments, as well as inherent limitations in internal controls over financial reporting. Furthermore, as noted above, there can be no assurance that additional issues or matters will not arise from the SEC investigation, which is ongoing.
For a discussion of a variety of risk factors affecting our business and prospects, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2006, as supplemented by Current Reports on Form 8-K that have been filed since then.
Item 8.01 — Other Events
Annual Meeting of Stockholders
We are planning to hold our annual meeting of stockholders on December 4, 2007. Details for the meeting will be distributed to stockholders in the notice of meeting included in the proxy materials. We currently expect to distribute those proxy materials shortly after the filing of the Annual Report on Form 10-K for fiscal 2007.

Deadlines for Submission of Stockholder Proposals
Because of the delay in holding this year’s annual meeting, we are reopening the period during which stockholders can present proposals for consideration at the meeting.
A stockholder who desires to present a proposal for consideration at the meeting must submit the proposal no later than the close of business on October 5, 2007 (60 days prior to the meeting). The proposal must comply with the requirements set forth in our Bylaws. Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682. In order for a proposal to be eligible for inclusion in the proxy statement relating to the meeting, it must be received before the close of business on August 31, 2007 and must satisfy the requirements of applicable SEC rules.
Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1 — Press Release issued by Dell Inc., dated August 16, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.
Date: August 16, 2007	By:	/s/ Donald J. Carty
Donald J. Carty
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

99.1	Press Release issued by Dell Inc., dated August 16, 2007.